Bionano Genomics Announces Financial Results for the Three and Twelve Months Ended December 31, 2020 and Highlights Recent Corporate Updates
-Solidified Financial Position Raising Approximately $335 Million in Q1 2021
-Executed on Commercial Offerings for Saphyr®, Driving Towards Global Adoption
-Conference Call Today, March 23, 2021, at 4:30 pm EST
SAN DIEGO, March 23, 2021 -- Bionano Genomics, Inc. (Nasdaq: BNGO) today reported financial results and business achievements for the fourth quarter and year ended December 31, 2020 and highlighted recent corporate updates.

“2020 was an important momentum-building year for Bionano and one that allowed us to showcase many of our strengths. Despite 2020’s challenges, we executed well on our commercial offerings for Saphyr® by expanding the number of systems in the field and the number of samples analyzed in our data services lab. We believe this progress helped create the awareness needed to develop the market for structural variation analysis and optical genome mapping, or OGM, furthering our goal of disrupting the genomics industry,” said Erik Holmlin, PhD, CEO of Bionano. “2021 is shaping up to be a transformational year for the company. With a strong balance sheet, we are focused on driving the global development of Saphyr-based assays for use in clinical testing of patients with genetic disease and hematological malignancies, and on adoption of Saphyr for use in larger clinical studies aimed at obtaining a critical mass of data on Saphyr application across key areas of structural variation analysis including prenatal and post-natal genetics, hematologic malignancies and solid tumors. These data are expected to expand the number of publications, including peer-reviewed ones, grow significantly the number of laboratory developed tests, or LDTs, on the market and support reimbursement of Saphyr-based LDTs by third party payers in the US and around the world.”

Chris Stewart, Chief Financial Officer of Bionano added, “As we begin 2021, Bionano’s balance sheet is in its strongest position ever. Since the start of 2021, we have raised approximately $335 million, which we believe significantly de-risks the company, solidifies our financial future, and allows us to focus on the achievement of our long-term vision to disrupt genomics through the global adoption of Saphyr.”

Saphyr® System Highlights

Executed on Commercialization Offerings for Saphyr

The Company executed on its commercialization strategy, expanded the utilization of its Saphyr system and increased the amount of Bionano data generated across the globe, driving scientific momentum. The installed base of Saphyr systems was 97 at the end of the year, an increase of 24 from year-end 2019.

Validated System Utility with Benchmarking, Scientific Publication and Clinical Adoption

Rigorous and extensive benchmarking of Saphyr was conducted against traditional cytogenetic methods and long read sequencing and these results were published and validated in several key publications, presentations and announcements including:
•OGM concordant with traditional cytogenetics in landmark leukemia study;
•International consortium demonstrates that Bionano's Saphyr detects all 100 chromosomal aberrations in 85 genetic disease patients;
•Large multi-center study on 100 AML samples shows that Saphyr outperforms standard-of-care and leads to the recommendation of Saphyr being a first line test;
•Publication reveals in side-by-side comparison that method using PacBio sequencing detects only 72% of the large structural variants detected by optical genome mapping with Saphyr; and
•University of Iowa Hospitals and Clinics (UIHC) switched their method of clinical molecular testing for patients with presumed Facioscapulohumeral Muscular Dystrophy (FSHD) to optical mapping using Bionano’s Saphyr.
Expanded System Beyond Cytogenetics and Improved Diagnostics

The Saphyr system demonstrated its expanded capabilities beyond standard cytogenetics and traditional diagnostics as evidenced in several key publications including:
•UCSF & Children’s Hospital Oakland study finds that Saphyr can diagnose an additional 18% of children with genetic disease who were undiagnosed after standard of care testing.
Revealed Genetic Drivers of Severe Covid-19 Susceptibility

OGM with Saphyr identified SVs that affect genes in pathways that control immune and inflammatory response, viral reproduction and mucosal function. These results became the foundation of multiple research efforts, including one international consortium and publication:

•COVID-19 Host Genome SV Consortium identifies structural variants with possible roles in pathogenesis and outcomes in severely ill COVID-19 patients using Bionano's Saphyr® system.

Expanded Applications of OGM in Human and Non-Human Research

Several other published studies illustrated key applications of OGM to areas of human and non-human research, including:
•Bionano Genomics data is essential part of the first ever complete assembly of a human X-Chromosome;

•Vertebrate Genome Project rules Bionano optical genome mapping technology as essential part of assembling reference quality genomes; and
•Bionano's Saphyr plays essential role in identifying three previously unknown genetic mutation types in cancer in study from Weill Cornell.
Advanced and Optimized the Performance of the Saphyr System for Adoption in Labs that will Develop Clinical Assays and LDTs

The Company effected several enhancements to the Saphyr System and made significant advancements in the system’s capabilities, including utility in identifying SVs in solid tumor oncology indications and DNA isolation:

•Bionano Genomics released Saphyr updates for industry-leading data yields that enable analysis of complex cancer samples at unprecedented depths;
•Bionano Genomics solidifies its entry into solid tumor analysis with launch of a new kit and protocol that significantly simplify tissue and solid tumor analysis; and
•Bionano Genomics achieved a key milestone with software update for its Saphyr system that increases throughput to 96 human genomes per week and adds Saphyr Assure for monitoring system health.

Recent Corporate Highlights

•Since the start of 2021, the Company raised approximately $335 million, from two underwritten public offerings of shares of its common stock, the full utilization of its $40 million ATM facility, and the exercise of outstanding warrants;
•The Company completed the acquisition of diagnostics services provider, Lineagen, an important step toward accelerating the clinical adoption of Saphyr for digital cytogenetics, and expanded Lineagen’s diagnostic testing menu with the launch of Lineagen’s EpiPanelDx PLUS Gene Panel Test that identifies genetic conditions related to epilepsy; and
•The Company enhanced its senior management team with the appointments of Christopher Stewart as Chief Financial Officer and Dr. Alka Chaubey as Chief Medical Officer.

Financial Highlights

Revenue
•Revenues for the fourth quarter of 2020 were $4.0 million, an increase of $1.2 million, or 43% when compared to $2.8 million for the same period in 2019. The increase was primarily due to a $1.1 million increase in service revenue contributed primarily by our Lineagen subsidiary.
•Revenues for the year ended December 31, 2020 were $8.5 million, down $1.6 million from $10.1 million in 2019. The decrease was driven by primarily by customers limiting their lab operations in response to COVID-19 restrictions and the introduction of our reagent rental program, partially offset by $1.6 million increase in services revenue.

Gross Margin

•Gross margin for the fourth quarter of 2020 was 30%, down 9% from 39% in the same period in 2019. The decrease was primarily due to approximately $400 thousand in one time charges related to year end accounting.
•Gross margins for the year ended December 31, 2020 were 33%, consistent with 2019.
Operating Expenses

•Operating expense for the fourth quarter of 2020 was $12.3 million, an increase of approximately $3.4 million compared to $8.9 million for the same period in 2019. The increase is primarily due to an increase in salary expense. During 2020, headcount increased by 49, including 33 that joined as a result of the Lineagen acquisition.
•Operating expense for year ended December 31, 2020 was $41.3 million, an increase of approximately $11.4 million from $29.9 million for the same period in 2019. The increase was comprised of $4.5 million of salary expense, $3.4 million of legal and other outside services related to the Lineagen acquisition and other corporate activities, $2.6 million of Lineagen expenses, and $0.9 million of other increases.

Upcoming Milestones in 2021 – Driving Global Adoption of Saphyr

2Q21: Accreditation of Saphyr based LDTs for ALL & FSHD in certain EU markets
3Q21: Commercial release of prenatal assays and expansion of the menu of pediatric assays
4Q21:    Interim publication of results from pediatric clinical study
4Q21: Validation of 3 LDTs total with billing codes (PLA and/or z-codes) by sites in both our prenatal clinical study and validation of 3 LDTs total with billing codes (PLA and/or z-codes) by sites in our pediatric clinical study
4Q21: Prototype of next gen high throughput Saphyr
4Q21: Reach installed base of 150 systems, a 50% increase over year end 2020

Conference call & Webcast Details

Conference Call & Webcast Details
Date:	Tuesday, March 23, 2021
Time:	4:30 p.m. Eastern Time
Toll Free:	877-407-0784
International:	201-689-8560
Conference ID:	13717068
Webcast:	http://public.viavid.com/index.php?id=143782

To access the call, participants should dial the applicable telephone number above at least 5 minutes prior to the start of the call. An archived version of the webcast will be available for replay in the Investors section of the Bionano website.

About Bionano Genomics
Bionano is a genome analysis company providing tools and services based on its Saphyr system to scientists and clinicians conducting genetic research and patient testing, and providing diagnostic testing for those with autism spectrum disorder (ASD) and other neurodevelopmental disabilities through its Lineagen business. Bionano’s Saphyr system is a research use only platform for ultra-sensitive and ultra-specific structural variation detection that enables researchers and clinicians to accelerate the search for new diagnostics and therapeutic targets and to streamline the study of changes in chromosomes, which is known as cytogenetics. The Saphyr system is comprised of an instrument, chip consumables, reagents and a suite of data analysis tools. Bionano provides genome analysis services to provide access to data generated by the Saphyr system for researchers who prefer not to adopt the Saphyr system in their labs. Lineagen has been providing genetic testing services to families and their healthcare providers for over nine years and has performed over 65,000 tests for those with neurodevelopmental concerns. For more information, visit www.bionanogenomics.com or www.lineagen.com.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “will,” “expect,” “plan,” “anticipate,” “estimate,” “intend” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) convey uncertainty of future events or outcomes and are intended to identify these forward-looking statements. Forward-looking statements include statements regarding our intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things: the anticipated benefits of the Lineagen acquisition, including with respect to driving potential reimbursement for Saphyr-based LDTs; potential market opportunity for structural variation analysis and OGM, and our ability to disrupt the genomics industry;

the opportunities presented by demonstrating the expanded capabilities of the Saphyr System; continued research involving our technology and its ability to drive adoption of our technology as well as LDTs based on our technology; and the execution of Bionano’s strategy. Each of these forward-looking statements involves risks and uncertainties. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. Factors that may cause such a difference include the risks and uncertainties associated with: the impact of the COVID-19 pandemic on our business and the global economy; general market conditions; changes in the competitive landscape and the introduction of competitive products; changes in our strategic and commercial plans; our ability to obtain sufficient financing to fund our strategic plans and commercialization efforts; the ability of medical and research institutions to obtain funding to support adoption or continued use of our technologies; our recent rapid expansion of our employee headcount; and the risks and uncertainties associated with our business and financial condition in general, including the risks and uncertainties described in our filings with the Securities and Exchange Commission, including, without limitation, our Annual Report on Form 10-K for the year ended December 31, 2019 and in other filings subsequently made by us with the Securities and Exchange Commission. All forward-looking statements contained in this press release speak only as of the date on which they were made and are based on management's assumptions and estimates as of such date. We do not undertake any obligation to publicly update any forward-looking statements, whether as a result of the receipt of new information, the occurrence of future events or otherwise.

CONTACTS
Company Contact:
Erik Holmlin, CEO
Bionano Genomics, Inc.
+1 (858) 888-7610
eholmlin@bionanogenomics.com

Investor Relations and
Media Contact:
Amy Conrad
Juniper Point
+1 (858) 366-3243
amy@juniper-point.com

Financial Tables to Follow

Bionano Genomics, Inc.
Condensed Consolidated Statement of Operations

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Revenue:
Product revenue	$2,726,354	$2,604,187	$6,229,611	$9,474,444
Service and other revenue	1,263,272	184,943	2,273,373	655,064
Total revenue	3,989,626	2,789,130	8,502,984	10,129,508
Cost of revenue:
Cost of product revenue	2,383,631	1,612,922	4,810,408	6,495,693
Cost of service and other revenue	427,721	77,837	919,729	272,454
Total cost of revenue	2,811,352	1,690,759	5,730,137	6,768,147
Operating expenses:
Research and development	2,876,985	2,399,183	10,256,109	9,080,891
Selling, general and administrative	9,428,862	5,859,681	31,068,060	20,155,376
Total operating expenses	12,305,847	8,258,864	41,324,169	29,236,267
Loss from operations	(11,127,573)	(7,160,493)	(38,551,322)	(25,874,906)
Total other expenses	(602,988)	(740,102)	(2,555,029)	(3,940,164)
Net loss	$(11,730,561)	$(7,900,595)	$(41,106,351)	$(29,815,070)

Bionano Genomics, Inc.
Condensed Consolidated Balance Sheet

	December 31,
	2020	2019

Assets
Current assets:
Cash and cash equivalents	$38,448,710	$17,311,373
Accounts receivable, net	2,775,042	6,333,963
Inventory	3,315,708	3,443,559
Prepaid expenses and other current assets	2,249,696	1,169,346
Total current assets	46,789,156	28,258,241
Property and equipment, net	4,910,414	1,949,625
Intangible assets	1,474,667	—
Goodwill	7,172,649	—
Other Long Term Assets	102,640	—
Total assets	$60,449,526	$30,207,866
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$2,929,662	$2,699,153
Accrued expenses	5,598,810	3,225,431
Deferred revenue	415,504	357,492
Current portion of long-term debt	—	20,084,945
Total current liabilities	8,943,976	26,367,021
Long-term debt, net of current portion	16,325,501	—
Long-term deferred revenue	97,875	182,648
Other non-current liabilities	—	44,479
Total liabilities	25,367,352	26,594,148
Total stockholders’ equity	35,082,174	3,613,718
Total liabilities and stockholders’ equity	$60,449,526	$30,207,866